Exhibit 10.49

COBALT INTERNATIONAL ENERGY, INC.

2015 LONG TERM INCENTIVE PLAN

Restricted Stock Unit Award Agreement

[●] Grant

You have been granted an award of restricted stock units (this “Award”) on the following terms and subject to the provisions of Attachment A and the Cobalt International Energy, Inc. 2015 Long Term Incentive Plan (the “Plan”).  Unless defined in this Award Agreement (including Attachment A, this “Agreement”), capitalized terms will have the meanings assigned to them in the Plan.  In the event of a conflict among the provisions of the Plan, this Agreement and any descriptive materials provided to you, the provisions of the Plan will prevail.

Participant	[●]
Number of Restricted Stock Units

[●] restricted stock units (the “RSUs”) are granted under this Agreement. In the discretion of the Committee, vested RSUs may be settled in Shares, the cash equivalent of Shares or a combination thereof. Each RSU shall correspond to a single Share.

Grant Date	[●] (the “Grant Date”)
Vesting

Subject to Section 4 and Section 5 of Attachment A, the RSUs shall vest with respect to one-third (1/3) of the underlying RSU Shares on each of: [●],[●] and [●] (each, a “Scheduled Vesting Date”) subject to satisfaction of the Service Condition (as such term is defined below).

Service Condition

The Service Condition shall be fully satisfied if the Participant does not experience a Termination of Service at any time prior to the applicable Scheduled Vesting Date (the “Service Condition”).

Please refer to Attachment A for special Service Condition provisions related to the Participant’s death or Disability or a Change in Control.

Attachment A

Restricted Stock Unit Award Agreement

Terms and Conditions

Grant to: [●]

Section 1.  Grant of Award.  Subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants this Award to the Participant on the Grant Date on the terms set forth on the cover page of this Agreement, as more fully described in this Attachment A.  This Award is granted under the Plan, which is incorporated herein by this reference and made a part of this Agreement.

Section 2.  Settlement of Award.  On the applicable Scheduled Vesting Date or as set forth in Sections 4 or 5, to the extent that the RSUs have vested in accordance with the vesting provisions set forth in the grant notice and this Attachment A, the vested RSUs shall be settled and, as determined by the Committee in its sole discretion, shall be paid in the form of (i) Shares, (ii) cash in an amount equal to the then Fair Market Value of the number Shares corresponding to the number of vested RSUs on such vesting date, or (iii) a combination of Shares and cash, in each case, as soon as practicable, but in no event later than fourteen (14) days after such Scheduled Vesting Date.

Section 3.  Dividend Equivalents.  If a dividend is paid on Shares during the period commencing on the Grant Date and ending on the date on which vested RSUs are settled and paid to the Participant, the Participant shall be eligible to receive an amount equal to the amount of the dividend that the Participant would have received had the RSUs been settled and distributed in Shares to the Participant as of the record date for which such dividend is paid (any such amount a “Dividend Equivalent”); it being understood that no Dividend Equivalent shall be payable with respect to any RSUs that are forfeited.  Any Dividend Equivalent shall be paid to the Participant (i) in the same form (cash, Shares or other property) in which such dividend is paid to holders of Shares generally, or at the election of the Committee, in cash and (ii) at the time the Participant’s vested RSUs are settled and paid.  Any Shares that the Participant is eligible to receive pursuant to this Section 3 are referred to herein as “Dividend Shares”.

Section 4.  Termination of Service.

(a)Death or Disability.  In the event of the Participant’s Termination of Service at any time due to the Participant’s death or Disability, the Service Condition applicable to the RSUs shall be deemed to be satisfied as of the date of such termination and the RSUs shall vest as of such date.  The RSUs will be settled and paid in Shares, a cash payment or a combination in respect thereof, as determined by the Committee in its sole discretion, and will be distributed to the

Participant (or, if applicable, the Participant’s estate) as soon as practicable, but in no event later than fourteen (14) days following the Participant’s Termination of Service.

(b)Any Other Termination of Service.  In the event of the Participant’s Termination of Service at any time for any reason (other than due to the Participant’s death or Disability or on or following a Change in Control as set forth in Section 5), any RSUs for which the Service Condition has not been satisfied will be forfeited as of the date of such termination without any payment to the Participant.

(c)Committee Discretion.  Notwithstanding the foregoing, in the event of the Participant’s Termination of Service other than by the Company for Cause, the Committee may, in its sole discretion, accelerate the vesting or waive any term or condition of this Agreement, subject to such terms and conditions as the Committee deems appropriate, with respect to all or a portion of the Award.

Section 5.  Change in Control.  Upon a Change in Control “double trigger event” (as defined in Section 12(b) of the Plan) the Service Condition applicable to the RSUs shall be deemed to be satisfied as of the date of such Change in Control “double trigger event” and the RSUs shall vest as of such date.  The RSUs will be settled and paid in Shares, a cash payment or a combination in respect thereof, as determined by the Committee in its sole discretion, and will be distributed to the Participant as soon as practicable, but in no event later than fourteen (14) days after such Change in Control “double trigger event.”

Section 6.  Additional Terms and Conditions.

(a)Issuance of Shares.  Upon settlement and payment of vested RSUs in the form of Shares and, if applicable, payment of any Dividend Shares, such Shares shall be evidenced by book-entry registration; provided, however, that the Committee may determine that such Shares shall be evidenced in such other manner as it deems appropriate, including the issuance of a stock certificate or certificates.

(b)Stockholder Rights.  The Participant shall not have any rights of a stockholder, including voting rights, with respect to the Award until vested RSUs have been distributed to the Participant on the form of Shares.

(c)Transferability.  Unless and until RSUs and, if applicable, any Dividend Shares are distributed to the Participant, this Award shall not be assigned, sold, transferred or otherwise be subject to alienation by the Participant, or as set forth in Section 13(d) of the Plan.

(d)Section 409A.

(i)If any provision of this Agreement fails to comply with Section 409A of the Code or the regulations or Treasury guidance promulgated thereunder, or would result in a recognition of income for United States federal income tax purposes with respect to any amount payable under this Agreement before the date of payment, or the imposition of interest or additional tax pursuant to Section 409A of the Code, the Company reserves the right to reform such provision; provided that the Company shall maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code.

(ii)Notwithstanding anything else in this Agreement, if the Board considers the Participant to be one of the Company’s “specified employees” under Section 409A of the Code at the time of the Participant’s Termination of Service, any distribution that otherwise would be made to the Participant with respect to this Award as a result of such termination shall not be made until the date that is six months after such termination, except to the extent that earlier distribution would not result in the Participant’s incurring interest or additional tax under Section 409A of the Code.

(e)Withholding.  The Company may withhold any tax (or other governmental obligation) that becomes due with respect to the Award upon vesting and conversion (as applicable), or any dividend or distribution thereon, and the Participant shall make arrangements satisfactory to the Company to enable the Company to satisfy all such withholding requirements.  Notwithstanding the foregoing, the Committee may permit, in its sole discretion, the Participant to satisfy (at the Participant’s election) any such withholding requirement by transferring to the Company pursuant to such procedures as the Committee may require, effective as of the date on which a withholding obligation arises, a number of vested Shares owned and designated by the Participant having an aggregate fair market value as of such date necessary to satisfy applicable tax or other withholding obligations that is equal to no less than the minimum amount required to be withheld and/or cash in such amount and no greater than the maximum amount required to be withheld and/or cash in such amount.  If the Committee permits the Participant (at the Participant’s election) to satisfy any such withholding requirement pursuant to the preceding sentence, the Company shall remit to the Internal Revenue Service and appropriate state and local revenue agencies, for the credit of the Participant, an amount of cash withholding equal to the fair market value of the Shares and/or cash transferred to the Company as provided above.

Section 7.  Miscellaneous Provisions.

(a)Notices.  All notices, requests and other communications under this Agreement shall be in writing and shall be delivered in person (by courier or otherwise), mailed by certified or registered mail, return receipt requested, or sent by facsimile transmission, as follows:

if to the Company, to:

Cobalt International Energy, Inc.

Cobalt Center

920 Memorial City Way, Suite 100

Houston, TX 77024

Attention: General Counsel

Facsimile: 713-579-9184

if to the Participant, to the address that the Participant most recently provided to the Company,

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed received on the next succeeding business day in the place of receipt.

(b)Entire Agreement.  This Agreement, the Plan, and any other agreements referred to herein and therein and any schedules, exhibits and other documents referred to herein or therein, constitute the entire agreement and understanding between the parties in respect of the subject matter hereof and supersede all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise, between the parties with respect to the subject matter hereof.

(c)Amendment; Waiver.  No amendment or modification of any provision of this Agreement shall be effective unless signed in writing by or on behalf of the Company and the Participant, except that the Company may amend or modify this Agreement without the Participant’s consent in accordance with the provisions of the Plan or as otherwise set forth in this Agreement.  No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.  Any amendment or modification of or to any provision of this Agreement, or any waiver of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.

(d)Assignment.  Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Participant.

(e)Successors and Assigns; No Third Party Beneficiaries.  This Agreement shall inure to the benefit of and be binding upon the Company and the Participant and their respective heirs, successors, legal representatives and permitted assigns.  Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Company and the Participant, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(f)Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(g)Participant Undertaking.  The Participant agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or give effect to any of the obligations or restrictions imposed on either the Participant or this Award pursuant to the provisions of this Agreement.

(h)Plan.  The Participant acknowledges and understands that material definitions and provisions concerning this Award and the Participant’s rights and obligations with respect thereto are set forth in the Plan.  The Participant has read carefully, and understands, the provisions of the Plan.

(i)Governing Law.  The Agreement shall be governed by the laws of the State of Delaware, without application of the conflicts of law principles thereof.

(j)No Right to Continued Service.  The granting of the Award evidenced hereby and this Agreement shall impose no obligation on the Company or any Affiliate to continue the service of the Participant and shall not lessen or affect the right that the Company or any Affiliate may have to terminate the service of such Participant.

(k)Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its affiliates or against any party or any of its affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on each party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7(a) shall be deemed effective service of process on such party.

(l)WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

COBALT INTERNATIONAL ENERGY, INC.
By:
	Name:	Jeffrey A. Starzec
	Title:	Executive Vice President and General Counsel

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